Exhibit 10.17

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF INTELLECTUAL PROPERTY MATTERS AGREEMENT

BY AND BETWEEN

BECTON, DICKINSON AND COMPANY

AND

EMBECTA CORP.

DATED AS OF [         ], 2022

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Other Definitions	4

ARTICLE II

INTELLECTUAL PROPERTY LICENSES

Section 2.1	License to Parent for Certain Diabetes Care Technology	5
Section 2.2	License to SpinCo for Patch Pump Technology	5
Section 2.3	License to SpinCo for Dual-Use Technology	6
Section 2.4	Non-Policing	7
Section 2.5	License to SpinCo for Manufacturing Line IP	7

ARTICLE III

ADDITIONAL LICENSE TERMS

Section 3.1	Rights of Subsidiaries	8
Section 3.2	Sublicensing	8
Section 3.3	No Other Rights; Retained Ownership	9
Section 3.4	Reservation of Rights	9
Section 3.5	Inadvertently Omitted Patents	9
Section 3.6	Patent Prosecution and Maintenance	9
Section 3.7	Patent Enforcement	10

ARTICLE IV

TRADEMARK LICENSE

Section 4.1	License to SpinCo Licensees	12
Section 4.2	Rights of Subsidiaries	13
Section 4.3	No Sublicensing	13
Section 4.4	Quality Control	13
Section 4.5	Licensee Indemnity	15
Section 4.6	Ownership of Licensed Marks	15

i

ii

SCHEDULES

Schedule I	Licensed BD Marks
Schedule II	Licensed Cannula Marks
Schedule III	Licensed Technology Marks
Schedule IV	Parent Dual-Use Patents
Schedule V	Parent Patch Pump Patents
Schedule VI	SpinCo Invention Records
Schedule VII	Patch Pump Features

EXHIBITS

Exhibit A	Manufacturing Line IP
Exhibit B	Trademark Usage Guidelines

iii

INTELLECTUAL PROPERTY MATTERS AGREEMENT

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), is by and between Becton, Dickinson and Company, a New Jersey corporation (“Parent”), and Embecta Corp., a Delaware corporation (“SpinCo” and, together with Parent, the “Parties” and each, a “Party”).

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, to effectuate the Separation and the Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, Parent and its Subsidiaries (in such capacity, the “Parent Licensors”) wish to grant to SpinCo and its Subsidiaries (in such capacity, the “SpinCo Licensees”) licenses to certain Parent Patch Pump Patents, Parent Dual-Use Patents, Parent Licensed Other IP and Manufacturing Line IP, and SpinCo and its Subsidiaries (in such capacity, the “SpinCo Licensors”) wish to grant to Parent and its Subsidiaries (in such capacity, the “Parent Licensees”), licenses to certain SpinCo Patents and SpinCo Other IP, in each case, as and to the extent set forth herein; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below. Unless the context otherwise requires, capitalized terms that are not defined in this Agreement shall have the meanings set forth in the Separation and Distribution Agreement.

(a) “BD Name and BD Marks” has the meaning set forth in the Separation and Distribution Agreement.

(b) “Cannula Supply Agreement” means the Cannula Supply Agreement, entered into as of [•], by and between Parent and SpinCo.

(c) “Change of Control” means, with respect to a Party: (i) a merger or consolidation of such Party with a Third Party, but only if the voting securities of such Party outstanding immediately prior thereto (or, if such voting securities are converted or exchanged in such merger or consolidation, any securities into which such voting securities have been converted or exchanged) neither represents (x) at least fifty percent (50%) of the combined voting power of the surviving entity of such merger or consolidation nor (y) at least fifty percent (50%) of the ultimate parent of such surviving entity immediately after such merger or consolidation; (ii) a transaction or series of related transactions (other than a merger or consolidation, which is addressed in clause (i)) in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (iii) the sale or other transfer to a Third Party, directly or indirectly, of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates.

(d) “Excluded Technology” means the Retained Cannula IP and Manufacturing Line IP.

(e) “Licensed BD Marks” means the Marks listed on Schedule I.

(f) “Licensed Cannula Marks” means the Marks listed on Schedule II.

(g) “Licensed Marks” means the Licensed BD Marks, Licensed Technology Marks and Licensed Cannula Marks.

(h) “Licensed Technology Marks” means the Marks listed on Schedule III.

(i) “Licensee(s)” means the Parent Licensees or the SpinCo Licensees, as applicable, in their capacities as the licensees or grantees of the rights or licenses granted to them by the SpinCo Licensors or the Parent Licensors, as applicable, pursuant to Article II and Article IV.

(j) “Licensor(s)” means the Parent Licensors or the SpinCo Licensors, as applicable, in their capacities as the licensors or grantors of any rights or licenses granted by them to the SpinCo Licensees or the Parent Licensees, as applicable, pursuant to Article II and Article IV.

(k) “Manufacturing Line IP” has the meaning set forth in Exhibit A of this Agreement.

(l) “Parent Business” has the meaning set forth in the Separation and Distribution Agreement.

(m) “Parent Dual-Use Patents” means (i) the Patents set forth in Schedule IV, (ii) any Patent added to Schedule IV following the date hereof in accordance with Section 3.5, (iii) any Patent that issues after the Effective Time that claims priority to any Patent in clause (i) or (ii), and (iii) any foreign counterparts to any of the foregoing. In addition, the Parent Dual-Use Patents shall include any Patent that issues after the Effective Time that claims an invention identified in the invention records set forth on Schedule IV.

(n) “Parent Field” means all fields other than the SpinCo Field.

(o) “Parent Licensed Other IP” means the Intellectual Property Rights (other than (i) Patents, Marks and Internet Properties and (ii) the SpinCo Intellectual Property) that is owned by Parent or its Subsidiaries as of immediately after the Distribution and embodied in or by any of the SpinCo Technology.

(p) “Parent Patch Pump Patents” means (i) the Patents set forth in Schedule V, (ii) any Patent that issues after the Effective Time that claims priority to any Patent in clause (i), and (iii) any foreign counterparts to any of the foregoing. In addition, the Parent Patch Pump Patents shall include any Patent that issues after the Effective Time that claims an invention identified in the invention records set forth on Schedule V.

(q) “Parent Technology” means any and all Technology, including any know-how or knowledge of any employees of the Parent Business, used in or held for use in the operation of the Parent Business.

(r) “Patch Pump Products” means any drug delivery device adhered or attached to the user’s body, comprising a means for accessing the user’s body, a reservoir which may be filled at time of use or pre-filled, a pumping mechanism for pumping fluid from the reservoir, and internal fluid pathway(s) within the device body providing a conduit from the reservoir to the user’s body, and accessories thereto. Patch Pump Products may deliver doses of medication (including basal and/or bolus doses) from the reservoir, may also include an insertion mechanism for inserting and/or shielding a catheter, may include a variety of sensors and/or alarms for sensing and reporting various states of the device, and may include a communication system for communicating to an external controller. Patch Pump Products do not include: (i) infusion sets, which are devices that are externally tethered to a durable infusion pump, such as Medtronic’s MiniMed™ Quick-set™, MiniMed™ mio™, MiniMed™ Silhouette™, and MiniMed™ Sure-T™, (such infusion sets being part of the subject matter to which Section 2.3 relates) or (ii) non-wearable, large volume pumps or a non-wearable syringe pump, such as the BD Alaris™ or the BD Bodyguard™ infusion pumps.

(s) “Patch Pump Technology” means any Parent Technology or SpinCo Technology related to Patch Pump Products.

(t) “Product” has the meaning set forth in the Cannula Supply Agreement.

(u) “Retained Cannula IP” means Intellectual Property Rights in the Technology relating to Parent cannula, manufacture thereof, and other critical cannula-related technology, including steel strip material specifications and processing, tubing welding and forming, tubing drawing/sinking processes, tubing cutting, tubing straightening, fabrication of point geometries (including grinding and etching), cannula cleaning, cannula bulk packaging, cannula inspection technologies (including point geometry) and patency.

(v) “SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

(w) “SpinCo Field” means the diabetes care sector.

(x) “SpinCo Intellectual Property Rights” has the meaning set forth in the Separation and Distribution Agreement.

(y) “SpinCo Other IP” means the SpinCo Intellectual Property Rights (other than Patents, Marks and Internet Properties) that are embodied in or by any Parent Technology.

(z) “SpinCo Patents” means (i) the Patents included in the SpinCo Intellectual Property Rights, (ii) any Patent that issues after the Effective Time that claims priority to any Patent in clause (i), and (iii) any foreign counterparts to any of the foregoing. In addition, the SpinCo Patents shall include any Patent that issues after the Effective Time that claims an invention identified in the invention records set forth on Schedule VI.

(aa) “SpinCo Product” has the meaning set forth in the Cannula Supply Agreement.

(bb) “SpinCo Technology” has the meaning set forth in the Separation and Distribution Agreement.

(cc) “Zodiac Line IP” has the meaning set forth in Exhibit A of this Agreement.

Section 1.2 Other Definitions. As used herein, the following terms have the meanings set forth in the Sections set forth below.

Term	Section
Acquired Business	8.4
Acquired Party	8.4
Acquiring Party	8.4
Agreement	Preamble
Bankruptcy Code	5.1
BD Mark Term	4.1(a)
Discussion Period	Section 7.1(b)
Distribution	Recitals
Effective Date	Preamble

Parent	Preamble
Parent Board	Recitals
Parent Licensees	Recitals
Parent Licensors	Recitals
Parties	Preamble
Party	Preamble
Patent Action	3.7(b)
Separation	Recitals
Separation and Distribution Agreement	Recitals
SpinCo	Preamble
SpinCo Licensees	Recitals
SpinCo Licensors	Recitals
Steering Committee	Section 7.1(b)
Uncured Breach Notice	Section 7.1(b)

ARTICLE II

INTELLECTUAL PROPERTY LICENSES

Section 2.1 License to Parent for Certain Diabetes Care Technology.

(a) Patent License. Subject to the terms and conditions of this Agreement, the Parent Licensees hereby retain, and the SpinCo Licensors agree to grant, and hereby grant, to the Parent Licensees a nonexclusive, sublicensable (solely to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable (except as set forth in Section 8.4), irrevocable (except as provided in Section 7.1(a)), worldwide license under the SpinCo Patents to make, have made, import, use, offer to sell, sell, and otherwise provide any current and future product or service, including to practice any method, process or procedure claimed in any of the SpinCo Patents, in each case, solely within the Parent Field.

(b) Know-How License. Subject to the terms and conditions of this Agreement, the Parent Licensees hereby retain, and the SpinCo Licensors agree to grant, and hereby grant, to the Parent Licensees a nonexclusive, sublicensable (to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable (except as set forth in Section 8.4), perpetual, irrevocable (except as provided in Section 7.1(a)), worldwide license under the SpinCo Other IP to use, reproduce, distribute, disclose, make, modify, improve, display and perform, create derivative works of, or otherwise exploit any Parent Technology, in each case, solely within the Parent Field.

Section 2.2 License to SpinCo for Patch Pump Technology.

(a) Patent License. Subject to the terms and conditions of this Agreement, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, sublicensable (solely to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable (except as set forth in Section 8.4), irrevocable (except as provided in Section 7.1(a)), worldwide license under the Parent Patch Pump Patents to make, have made, import, use, offer to sell, sell, and otherwise provide any current and future products or services, including to practice any method, process or procedure claimed in any of the Parent Patch Pump Patents, in each case, solely with respect to the SpinCo Field; provided that the foregoing license does not extend to the Excluded Technology or any Intellectual Property Rights embodied therein; provided, further, that the foregoing license shall be exclusive (including as to Parent Licensors) solely with respect to Patch Pump Products developed or commercialized for infusion of insulin or insulin analogs.

(b) Know-How License. Subject to the terms and conditions of this Agreement, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, sublicensable (solely to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable (except as set forth in Section 8.4), perpetual, irrevocable (except as provided in Section 7.1(a)), worldwide license under all of the Parent Licensed Other IP to use, reproduce, distribute, disclose, make, modify, improve, display and perform, create derivative works of, or otherwise exploit any Patch Pump Technology, in each case, solely with respect to Patch Pump Products in the SpinCo Field; provided that the foregoing license does not extend to the Excluded Technology or any Intellectual Property Rights embodied therein. During the term of the foregoing license, Parent Licensors agree that they will not, and will not permit or authorize any Third Party to, exploit any Patch Pump Technology for the development or commercialization of Patch Pump Products for infusion of insulin or insulin analogs.

(c) Exclusivity Covenant. For a period of ten (10) years following the Effective Date, SpinCo Licensees will not, and will not permit or authorize any Third Party to, commercialize a Patch Pump Product with the features set forth in Schedule VII for applications other than infusion of insulin or insulin analogs. In the event the SpinCo Licensees acquire a Third Party, the covenant in this Section 2.2(c) shall not extend to such Third Party’s Patch Pump Products (and natural extensions of such products) sold, distributed, provided or otherwise commercialized at any time prior to the consummation of such transaction resulting in the acquisition of such Third Party; provided, for clarity, that the licenses granted herein will not extend to any such Patch Pump Products of the Third Party.

Section 2.3 License to SpinCo for Dual-Use Technology.

(a) Patent License. Subject to the terms and conditions of this Agreement, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, sublicensable (solely to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable (except as set forth in Section 8.4), irrevocable (except as provided in Section 7.1(a)), worldwide license under the Parent Dual-Use Patents to make, have made, import, use, offer to sell, sell, and otherwise provide any current and future products or services, including to practice any method, process or procedure claimed in any of the Parent Dual-Use Patents, in each case, solely with respect to the SpinCo Field; provided that the foregoing license does not extend to the Excluded Technology or any Intellectual Property Rights embodied therein; provided, further, that the foregoing license shall be exclusive (including as to Parent Licensors) solely with respect to syringe or pen needle products promoted, marketed or labeled for injection of insulin or insulin analogs (for avoidance of doubt, marketing excludes a sale by Parent Licensors where there is no other marketing-type activity directed to, and where there is no promotion or labeling of, syringes or pen needles for injection of insulin or insulin analogs).

(b) Know-How License. Subject to the terms and conditions of this Agreement, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, sublicensable (solely to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable (except as set forth in Section 8.4), perpetual, irrevocable (except as provided in Section 7.1(a)), worldwide license under all the Parent Licensed Other IP to use, reproduce, distribute, disclose, make, modify, improve, display and perform, create derivative works of, or otherwise exploit any SpinCo Technology (including, for clarity, Zodiac Line IP), in each case, solely with respect to the SpinCo Field; provided that the foregoing license does not extend to (i) Patch Pump Technology or Intellectual Property Rights embodied therein that are subject to the license in Section 2.2, and (ii) the Excluded Technology or any Intellectual Property Rights embodied therein. For a ten (10)-year period from Separation, Parent Licensors agree that they will not, and will not permit or authorize any Third Party to, exploit any SpinCo Technology for syringe or pen needle products promoted, marketed or labeled for injection of insulin or insulin analogs (for avoidance of doubt, marketing excludes a sale by Parent Licensors where there is no other marketing-type activity directed to, and where there is no promotion or labeling of, syringes or pen needles for injection of insulin or insulin analogs).

(c) Exclusivity Covenant. Parent Licensors shall not, and shall not permit or authorize any Third Party to, commercialize SafetyGlide TNT syringes (or products not more than colorably distinct therefrom) labeled and sold specifically for diabetes applications. Examples of such syringes include BD catalog numbers 305946, 328449 and 328447.

(d) Parent Business. Nothing in this Section 2.3 shall prohibit Parent Licensors from (i) operating the Pharmaceutical Systems business of Parent in substantially the same manner as operated as of the Separation (including commercializing the BD Vystra™ disposable pen, the BD Intevia™ and BD Physioject™ Autoinjectors, and the BD Hypak™, BD Neopak™ and BD Sterifill Advance™ pre-fillable syringe product lines, and natural extensions of the foregoing products), (ii) selling any prefillable syringe product to a pharmaceutical or biotech company (or to a person on behalf of such pharmaceutical or biotech company (e.g., a contract manufacturer)), or (iii) commercializing BD Luer Slip Tip™ syringes.

(e) Contract Manufacturing Agreements. Nothing in this Section 2.3 shall limit Parent Licensors’ rights (including rights to promote, market and sell) with respect to pen needles supplied by SpinCo under the Contract Manufacturing Agreements.

Section 2.4 Non-Policing. Notwithstanding the field limitations and obligations in this Article II, neither Party shall have an obligation to police or enforce end use of its products so long as such Party has complied with the applicable field limitations and obligations in this Article II.

Section 2.5 License to SpinCo for Manufacturing Line IP. Subject to the terms and conditions of this Agreement, Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees the licenses to Manufacturing Line IP in accordance with the terms set forth in Exhibit A.

ARTICLE III

ADDITIONAL LICENSE TERMS

Section 3.1 Rights of Subsidiaries.

(a) All rights and licenses granted in Article II are granted to SpinCo and Parent as a Licensee, respectively, and to any entity that is a Subsidiary of the Licensee, but only for so long as such entity is a Subsidiary of the Licensee, and, except as set forth in Section 3.1(b), will terminate with respect to such entity when it ceases to be a Subsidiary of the Licensee.

(b) Notwithstanding the foregoing, if such entity ceases to be a Subsidiary of Licensee, including by way of a divestiture, spin-off, split-off or similar transaction, the licenses granted in Section 2.1, Section 2.2, and Section 2.3, as applicable, shall continue to apply to such Subsidiary, but only with respect to the line of business that it is engaged in at the effective time of such cessation as a Subsidiary of Licensee; provided that such entity or its successor provides the applicable Licensors hereunder with written notice of its change in status as a Subsidiary of Licensee and agrees in writing to be bound by the terms and conditions of this Agreement, including any license limitations. In the event that such Subsidiary is acquired by a Third Party, the licenses granted herein will not extend to any products, business or operations of such Third Party that exist prior to the date of the consummation of such transaction.

Section 3.2 Sublicensing.

(a) The SpinCo Licensees and the Parent Licensees may sublicense the licenses and rights granted to them in Section 2.1(b), Section 2.2(b) and Section 2.3(b), respectively, to a Third Party solely in connection with the operation of such Licensee’s business in the ordinary course, including in connection with the exploitation or licensing of its respective Technology, products and services; provided that (i) each Licensee shall, and shall cause its sublicensees to, comply with Section 5.2; (ii) each Licensee shall not disclose such Trade Secrets or confidential information of the other Party (including Technology that embodies such Trade Secrets or confidential information) to a Third Party, except in connection with the disclosure of such Party’s own confidential information or Trade Secrets of at least comparable importance and value; and (iii) each Licensee shall be responsible and liable hereunder for any act or omission of a sublicensee as if such act or omission were taken by Licensee directly.

(b) Except with approval from the Licensor, not to be unreasonably withheld, neither SpinCo Licensee nor Parent Licensee shall sublicense the Patents licensed to it in Section 2.1(a), Section 2.2(a) and Section 2.3(a), respectively, to a Third Party, and neither SpinCo Licensee nor Parent Licensee shall exercise its “make” or “have made” rights in a manner that would have the effect of granting a sublicense to any Third Party. Without limiting the foregoing, SpinCo Licensee or Parent Licensee, as the case may be, may exercise its “make” or “have made” rights only with respect to its own products, the design of which is exclusively owned by it, including private label or original equipment manufacturer (OEM) versions of such products.

Section 3.3 No Other Rights; Retained Ownership.

(a) Each Party acknowledges and agrees that its rights and licenses to the other Party’s Intellectual Property Rights are solely as set forth in, and as may be limited by, this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements. No Licensee shall exercise the respective Intellectual Property Rights licensed to such Licensee in Article II, respectively, outside the relevant licensed field. The Parent Licensors and the SpinCo Licensors retain sole ownership of the Intellectual Property Rights licensed by them in Article II, respectively.

(b) Notwithstanding anything to the contrary set forth in this Agreement, this Agreement grants to the Parent Licensees no right or license to any Intellectual Property Rights that the SpinCo Licensors may own now or in the future, except as expressly set forth in Section 2.1, whether by implication, estoppel or otherwise. The SpinCo Licensors retain sole ownership of the SpinCo Intellectual Property Rights licensed by the SpinCo Licensors under this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, this Agreement grants to the SpinCo Licensees no right or license to any Intellectual Property Rights that the Parent Licensors may own now or in the future, except as expressly set forth in Section 2.2 and Section 2.3, whether by implication, estoppel or otherwise. The Parent Licensors retain sole ownership of the Parent Intellectual Property Rights licensed by the Parent Licensors under this Agreement.

Section 3.4 Reservation of Rights. All rights not expressly granted by a Party hereunder are reserved by such Party. The rights and licenses granted in Article II are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to Intellectual Property Rights previously granted to or otherwise obtained by any Third Party that are in effect as of the Effective Date. Without limiting the foregoing, neither Party shall or shall have the right to file any Patent application based upon, or that includes, in whole or part, an invention disclosure owned by the other Party and licensed to it hereunder.

Section 3.5 Inadvertently Omitted Patents. In the event it is determined within the two (2)-year period following the Distribution that a Patent owned by Parent Licensors as of the Distribution was practiced by the SpinCo Business (other than with respect to Excluded Technology) as of the Distribution, then on request from SpinCo, such Patent shall be deemed for all purposes hereunder to be a Parent Dual-Use Patent as of the Distribution, and Schedule IV attached hereto shall be amended to include such Patent.

Section 3.6 Patent Prosecution and Maintenance.

(a) Subject to Section 3.6(b) and Section 3.6(c), each Party and its Subsidiaries retain the sole right, but not the obligation, to protect at their sole discretion the Patents owned or controlled by such Party and its Subsidiaries, including deciding whether and how to file and prosecute applications included in such Party’s Intellectual Property Rights, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any such registration or issued items.

(b) Each Party, as Licensor of the Patents licensed under Section 2.1(a), Section 2.2(a) and Section 2.3(a), shall cooperate with Licensee to formulate commercially reasonable processes to keep the Licensee reasonably apprised of the status of such Patents, and such processes may vary on a Patent-by-Patent or Technology-by-Technology basis.

(c) Should the Parent Licensors choose to cease prosecution or maintenance of a Parent Patch Pump Patent licensed under Section 2.2(a) or Parent Dual-Use Patent licensed under Section 2.3(a), or choose not to defend the validity or enforceability of such Patent (such as pursuant to an inter partes review, opposition, reexamination, business method review, or post-grant challenge to a registration), the Parent Licensors shall promptly offer the SpinCo Licensees the opportunity to take over such prosecution, maintenance or defense (including, without limitation, by assuming an application or by filing a continuation application with respect to any claims abandoned or amended by Parent Licensors), in each case prior to any abandonment of rights therefor. Upon SpinCo Licensee’s request, Parent Licensor shall assign any such Patent to a SpinCo Licensee at no cost and provide such assistance and perform such actions as may be requested by SpinCo Licensee in connection therewith or any maintenance, defense, or enforcement thereof. SpinCo Licensees hereby grant Purchaser Licensors a worldwide, nonexclusive, sublicensable (solely to the extent provided in Section 3.2), royalty-free, fully paid, nontransferable and sublicensable (except as set forth in Section 8.4), irrevocable, unrestricted right and license under any such Patent assigned to Purchaser Licensees by Seller Licensors; provided that the field of the foregoing license with respect to (i) any Parent Patch Pump Patent shall not include the SpinCo Licensees’ exclusive field in Section 2.2(a), or (ii) any Parent Dual-Use Patent shall not include the SpinCo Licensees’ exclusive field in Section 2.3(a). Additionally, if Parent Licensor elects not to seek patent protection in a territory where SpinCo Licensees desires to do so and the corresponding Patent (if issued) would be considered a Parent Dual-Use Patent or Parent Patch Pump Patent, then SpinCo Licensees may require Parent Licensor to facilitate the filing at the SpinCo Licensee’s expense, and SpinCo Licensees shall remain obligated to reimburse continuing costs associated with prosecution and maintenance of such Patent.

Section 3.7 Patent Enforcement.

(a) Notice of Infringement. In the event that either Party reasonably believes that any Patent licensed to it under Section 2.1(a), Section 2.2(a) and Section 2.3(a), respectively, is being infringed by a Third Party, such Party shall promptly notify the other Party.

(b) Initiating Actions. Each Party, as a Licensor and owner of a Patent licensed to the other Party as Licensee, shall have the initial right (but not the obligation), at its own expense, to bring an action for infringement against a Third-Party infringer of any such Patent or to defend any declaratory judgment action seeking to invalidate such Patent or a declaration of non-infringement (either such action, a “Patent Action”). The SpinCo Licensees’ enforcement rights with respect to the exclusive rights under the Parent Patch Pump Patents licensed to it under Section 2.2(a) and the Parent Dual-Use Patents licensed to it under Section 2.3(a) shall be governed by Section 3.7(c). Each Party’s enforcement rights as a nonexclusive licensee of the Patents licensed to it under Section 2.1(a), Section 2.2(a) and Section 2.3(a), respectively, shall be governed by Section 3.7(c).

(c) SpinCo Licensees’ Exclusive Field. If the scope of infringement at issue in such a Patent Action involving the Parent Patch Pump Patents or Parent Dual-Use Patents in Section 3.7(b) includes the SpinCo Licensees’ exclusive field, then Parent Licensors shall have the first right to determine whether any Patent Action shall be taken, and the SpinCo Licensees may participate at their own expense in such Patent Action insofar as it relates to the SpinCo Licensees’ exclusive field, and the Parties will reasonably cooperate with each other in pursuing such action in accordance with Section 3.7(e). If the Parent Licensors fail to initiate an infringement action under Section 3.7(b) within twenty (20) days of a written request by SpinCo Licensees, or do not intend to respond to a declaratory judgment action in a timely manner, and the scope of infringement at issue includes the SpinCo Licensees’ exclusive field, then upon notice to Parent Licensors, SpinCo Licensees shall have the second right to initiate such Patent Action (including responding to any declaratory judgment action) at their own expense. In addition, to the extent required to maintain such Patent Action, Parent Licensors shall agree to be named as a party to such Patent Action and may participate in such action at their own expense. The Parties will reasonably cooperate with each other in pursuing such action in accordance with Section 3.7(e).

(d) Licensees’ Nonexclusive Field. To the extent the scope of infringement at issue in such a Patent Action in Section 3.7(b) is in a Licensee’s non-exclusively licensed field, then Licensee may participate at their own expense in such Patent Action insofar as it relates to such Licensee’s non-exclusively licensed field, and the Parties will reasonably cooperate with each other in pursuing such action in accordance with Section 3.7(e). Licensee may request in writing that Licensor initiate such a Patent Action, and if Licensor declines Licensee’s request (or fails to respond to Licensee’s request within thirty (30) days), then Licensee shall have the right to request a meeting, to take place within ten (10) days, between in-house intellectual property counsel and vice president-level or higher business representatives from each Party to attempt in good faith to reach agreement with respect to the Patent Action. For clarity, it will not be unreasonable for Licensor to decline Licensee’s request to pursue a Patent Action if Licensor reasonably believes that such Patent Action would likely result in the Licensor’s Patent at issue being rendered unpatentable or unenforceable or would otherwise have a significant negative commercial impact on Licensor. If the Parties reach an agreement to pursue the Patent Action, then the Parties will reasonably cooperate with each other in pursuing such action in accordance with Section 3.7(e).

(e) Cooperation. Regardless of which Party initiates the Patent Action, each Party shall keep the other Party reasonably informed of all material developments in connection with such Patent Action. Each Party may provide input and comments related to the strategy for any such Patent Action, and the other Party shall consider such input and comments in good faith. In addition, the Parties shall assist one another and cooperate in any such Patent Action at the other’s reasonable request and expense, and may participate in such action at its own expense. Such cooperation shall include agreeing to be named as a party to such Patent Action initiated (by filing or counterclaim) by the other Party at the request of the initiating Party and taking such other actions as are necessary for standing or for the Party initiating or defending any action to otherwise maintain or pursue such Patent Action, at the initiating or defending Party’s expense. Neither Party shall take any action, or refrain from taking any action, including agreeing to any settlement, that could reasonably be expected to affect the other Party’s rights with respect to a Patent without consulting with, and obtaining the consent of, the other Party (which consent shall not be unreasonably withheld or delayed). For clarity, it will not be unreasonable for a Party to withhold such consent if the requested action would be likely to adversely impact the Party’s right to exclude others from practicing the Patent in such Party’s exclusive field.

(f) Recovery. Any damages or other monetary awards recovered from a Patent Action shall be allocated first to reimburse the out-of-pocket costs and expenses of each Party incurred in such Patent Action. For a Patent Action involving a Parent Patch Pump Patent or Parent Dual-Use Patent where the scope of infringement includes the SpinCo Licensees’ exclusive field under Section 3.7(c), any remaining recovery shall be allocated in accordance with the damages with respect to infringement in the SpinCo Licensees’ exclusive field and outside the exclusive field, respectively. For all other Patent Actions, a meeting among in-house intellectual property counsel and vice president-level or higher business representatives from each Party shall be held, and the Parties shall, in good faith, determine an appropriate allocation of any remaining recovery.

ARTICLE IV

TRADEMARK LICENSE

Section 4.1 License to SpinCo Licensees. Subject to the terms and conditions of this Agreement, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, nontransferable (except as set forth in Section 8.4), non-sublicensable (except as set forth in Section 4.3), fully paid, royalty-free, irrevocable (except as provided in Section 7.1), worldwide license to use:

(a) the Licensed BD Marks in connection with the SpinCo Business for the two (2)-year period following the Distribution Date (the “BD Mark Term”) in substantially the same manner as such Licensed BD Marks are used by the SpinCo Business as of the Effective Date, so long as SpinCo Licensees use commercially reasonable efforts to minimize and discontinue the use of the Licensed BD Marks as soon as reasonably practicable after the Effective Time; provided that the BD Mark Term shall extend if required to meet applicable regulatory or transfer requirements, but for no longer than the minimum period required to meet such regulatory or transfer requirements and only with respect to the portion of the license that is reasonably necessary to meet such regulatory or transfer requirements;

(b) the Licensed Technology Marks solely in connection with the marketing, promotion, distribution and sale of current or future products and services of the SpinCo Business; and

(c) the Licensed Cannula Marks solely in connection with the marketing, promotion, distribution and sale of SpinCo Products incorporating any Product (as such terms are defined in the Cannula Supply Agreement) in accordance with, and during the Term of, the Cannula Supply Agreement.

Without limiting the generality of the foregoing, the SpinCo Licensees will use the Licensed Marks hereunder only in such form and appearance as are described on Exhibit B and only in compliance with Section 4.4.

Section 4.2 Rights of Subsidiaries. All rights and licenses granted in Section 4.1 are granted to SpinCo and to any entity that is a Subsidiary of SpinCo, but only for so long as such entity is a Subsidiary of SpinCo, and will terminate with respect to such entity when it ceases to be a Subsidiary of SpinCo.

Section 4.3 No Sublicensing. The licenses granted in Section 4.1 are personal to the SpinCo Licensees, and, except as set forth herein the SpinCo Licensees shall not assign, transfer, sublicense or in any manner purport to convey all or any part of its rights or obligations in Section 4.1 without the prior written consent of the Parent Licensors, which consent may not be unreasonably withheld by the Parent Licensors; provided that, subject to compliance with Section 4.4, SpinCo Licensees shall be permitted to sublicense the licenses granted in Section 4.1 to distributors to the extent necessary for the use and display of the Licensed Marks by distributors in the ordinary course of providing distribution services. Any purported assignment, sublicense or other transfer of the SpinCo Licensees’ rights or obligations in violation of this Section 4.3 shall be deemed a material breach of this Agreement and is void.

Section 4.4 Quality Control.

(a) To comply with the Parent Licensors’ quality control standards, the SpinCo Licensees shall: (i) adhere to reasonable levels of quality for the services identified by the Licensed Marks that are at least as high as those standards maintained by the Parent Licensors as of the Effective Date and such other specific reasonable updates to the global standards for the level of quality for the services that are communicated from time to time to the SpinCo Licensees; (ii) comply with all applicable Laws and regulations in any country or other governmental jurisdiction; (iii) comply with Parent Licensors’ seller rules with respect to the sale of illegal, regulated or restricted items, which are available on Parent Licensors’ website on the Effective Date, including any reasonable amendments to those rules that may be made from time to time thereafter on a global basis; provided that such rules or amendments thereto do not conflict with applicable Law; (iv) use the Licensed Marks in accordance with sound trademark and trade name usage principles and adhere to the global usage and display guidelines that are applicable to the SpinCo Business as of the date of execution of this Agreement, that will be provided to SpinCo Licensees and attached as Exhibit B before the Effective Date and that may be amended from time to time thereafter (except that any more restrictive provision of this Agreement will control over such guidelines); and (v) not alter or modify the appearance of the Licensed Marks in any way from the form(s) of display described on Exhibit B or in use in the SpinCo Business as of immediately before the Effective Date. SpinCo Licensees shall appropriately use TM, ® or any other proprietary rights designation provided by the Parent Licensors in connection with each use or display of the Licensed Marks, consistent with the historic practices of Parent or then-current practices of SpinCo with respect to its own Marks.

(b) The SpinCo Licensees shall not use the Licensed Marks in any commercial manner that would, or would reasonably be anticipated to, reflect adversely on the reputation for quality symbolized by the Licensed Marks. The SpinCo Licensees shall not engage in any commercial conduct that would, or would reasonably be anticipated to, place the Licensed Marks or the Parent Licensors in a negative light or context. The SpinCo Licensees shall not use the Licensed Marks in a commercial manner that would, or would reasonably be anticipated to, devalue, injure, demean, or dilute the reputation of the Licensed Marks or the Parent Licensors. The SpinCo Licensees shall not use the Licensed Marks in any commercial manner that would be reasonably likely to tarnish, disparage or reflect adversely on the Parent Licensors or the Licensed Marks.

(c) The SpinCo Licensees shall not make any material changes to the Licensed Marks without the prior written consent of the Parent Licensors, which consent may be withheld in the Parent Licensors’ sole discretion.

(d) The SpinCo Licensees shall not use the Licensed Marks in any manner that is reasonably likely to cause consumer confusion as to the source or origin of any goods or services or imply any endorsement by or ongoing association with Parent Licensors (other than as a result of the Separation and other than as the licensee of the Licensed Marks hereunder); and the SpinCo Licensees shall take commercially reasonable precautions necessary to avoid or prevent such confusion as to affiliation or association occurring (for example, by including, where reasonably appropriate, a statement that the Licensed Marks are owned by Parent Licensors and used by SpinCo Licensees under a license.)

(e) To confirm that the SpinCo Licensees’ use of the Licensed Marks complies with this Section 4.4:

(i) SpinCo Licensees shall, upon reasonable request by the Parent Licensors, submit to the Parent Licensors representative samples of publicly disseminated materials bearing any of the Licensed Marks that are in the possession or control of the SpinCo Licensees and, if the Parent Licensors find that use of the Licensed Marks in such samples (A) materially deviates from Parent Licensors’ use immediately before the Effective Date or (B) is in any manner other than as expressly permitted herein, the SpinCo Licensees shall, upon notice from the Parent Licensors, immediately take steps necessary to correct the identified deviations or misuse of the respective items; provided, however, that if the defect reasonably poses a threat to public health or safety, or an imminent and material threat to the validity of any of the Licensed Marks or to the goodwill associated therewith, the SpinCo Licensees shall, upon notice from the Parent Licensors, immediately cease and direct others to cease all use of the nonconforming materials and all use of the Licensed Marks in connection therewith.

(ii) Not more than twice per year, Parent Licensors shall have the right to inspect, upon at least thirty (30) calendar days’ advance notice and during normal business hours, SpinCo Licensees’ records, premises and operations reasonably related to its use of the Licensed Marks; provided, however, that Parent Licensors shall have the right to an inspection under this Section 4.4(e)(ii) upon reasonable notice of no less than twenty-four (24) hours if Parent has a reasonable basis to believe a matter in fact needs prompt review. Parent Licensors shall bear their own costs in relation to any such audit.

Section 4.5 Licensee Indemnity. SpinCo Licensees shall indemnify, hold harmless, compensate and reimburse (and if requested by Parent Licensors, defend) the Parent Licensors and any of their officers, directors, managers and Affiliates from and against any and all losses, costs, liabilities, damages or expenses (including reasonable attorneys’ fees and litigation costs) arising from any claim, demand, action, suit or other proceeding brought by an unaffiliated Third Party and arising out of SpinCo Licensees’ use of any of the Licensed Marks, except any liability or expense in respect of any infringement of Third-Party rights as a result of SpinCo Licensee’s use of the Licensed Marks in accordance with the terms and conditions of this Agreement. SpinCo Licensees shall not settle any dispute involving or affecting the rights in or to the Licensed Marks without the prior written consent of Parent Licensors.

Section 4.6 Ownership of Licensed Marks. SpinCo Licensees acknowledge and agree that Parent Licensors own all right, title and interest in and to the Licensed Marks and the goodwill associated therewith and that, except as expressly provided in this Agreement, SpinCo Licensees have and will hereby acquire no rights in the Licensed Marks. Any and all goodwill associated with or that arises from SpinCo Licensees’ use of the Licensed Marks shall inure to the sole and exclusive benefit of Parent Licensors. Without limiting the generality of the foregoing, SpinCo Licensees shall not, directly or indirectly, object to or challenge Parent Licensors’ ownership, rights in or use of the Licensed Marks or any registration or application for registration of the Licensed Marks or contest the fact that SpinCo Licensors’ rights to use the Licensed Marks under this Agreement are solely those of a Licensee, which rights terminate upon expiration of the respective terms or termination of this Agreement. If, at any time, by operation of law or otherwise, SpinCo Licensees acquire any interest in any of the Licensed Marks or the BD Name and BD Marks, SpinCo Licensees hereby assign, and agree to assign, such interest (along with associated goodwill) to Parent Licensors, and SpinCo Licensees shall, upon Parent Licensors’ written request, immediately execute, deliver, and record such documents as are necessary to transfer such interest to Parent Licensors or to cancel any registration made in violation of this Agreement.

ARTICLE V

ADDITIONAL TERMS

Section 5.1 Bankruptcy Rights. All rights and licenses granted to a Party as Licensee hereunder, are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The Licensors acknowledge that the Licensees, as licensees of such rights and licenses hereunder, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

Section 5.2 Confidentiality. Notwithstanding the transfer or disclosure of any Technology or grant or retention of any license to a Trade Secret or other proprietary right in confidential information to or by a Party hereunder, each Party agrees on behalf of itself and its Subsidiaries that (a) it (and each of its Subsidiaries) shall treat the Trade Secrets and confidential information of the other Party with at least the same degree of care as they treat their own similar Trade Secrets and confidential information, but in no event with less than reasonable care, and

(b) neither Party (nor any of its Subsidiaries) may use or disclose the Trade Secrets or confidential information, as applicable, licensed or disclosed to it by the other Party under this Agreement, except in accordance with its respective license granted in Article II. Nothing herein will limit either Party’s ability to enforce its rights against any Third Party that misappropriates or attempts to misappropriate any Trade Secret or confidential information from it, regardless of whether it is an owner or licensee of such Trade Secret or confidential information. Notwithstanding the foregoing, each Party may disclose the Trade Secrets and confidential information of the other Party pursuant to a valid order or requirement of a court or government agency if: (i) such disclosing Party gives prompt written notice to the other Party to give such other Party the opportunity to prevent disclosure or protect its Trade Secrets and confidential information, and (ii) such disclosing Party shall reasonably cooperate with any efforts by the other Party to seek confidential treatment of the information to be disclosed, provided that such disclosure shall not affect the other Party’s obligations to treat the information as a Trade Secret or confidential information.

ARTICLE VI

REPRESENTATIONS OR WARRANTIES

Section 6.1 Parent Intellectual Property. As of the date hereof, Parent does not have knowledge of any Intellectual Property Rights owned, licensed or controlled by Parent or its Subsidiaries as of immediately after the Distribution that, absent a license thereto of the scope granted under this Agreement, would be infringed by the operation of the SpinCo Business immediately following the Distribution in the same manner as such SpinCo Business was operated immediately preceding the Distribution.

Section 6.2 No Other Representations or Warranties. ALL LICENSES AND RIGHTS GRANTED HEREUNDER ARE GRANTED ON AN AS-IS BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, CUSTOM, TRADE, NON-INFRINGEMENT, NON-VIOLATION OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

Section 6.3 General Disclaimer. Except as set forth in Section 6.1, nothing contained in this Agreement shall be construed as:

(a) a warranty or representation by either Party as to the validity, enforceability or scope of any Intellectual Property Rights;

(b) an agreement by either Party to maintain any Intellectual Property Rights in force;

(c) an agreement by either Party to bring or prosecute actions or suits against any Third Party for infringement of Intellectual Property Rights or any other right, or conferring upon either Party any right to bring or prosecute actions or suits against any Third Party for infringement of Intellectual Property Rights or any other right;

(d) conferring upon either Party any right to use in advertising, publicity or otherwise any trademark, trade name or names, or any contraction, abbreviation or simulations thereof, of the other Party, other than as permitted hereunder;

(e) conferring upon either Party by implication, estoppel or otherwise, any license or other right, except the licenses and rights expressly granted hereunder; or

(f) an obligation to provide any technical information, know-how, consultation, technical services or other assistance or deliverables to the other Party.

Section 6.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT.

ARTICLE VII

TERM

Section 7.1 Term and Termination.

(a) Except as expressly set forth herein, the term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last-to-expire of the Intellectual Property Rights licensed under this Agreement, if ever; provided that (i) the term of the Patent licenses granted pursuant to Section 2.1(a), Section 2.2(a) and Section 2.3(a), respectively, shall end upon the expiration of the last Patent licensed thereunder, and (ii) the term of the licenses granted in Exhibit A shall be subject to Section 8.5.

(b) If SpinCo Licensee is in material breach of Section 4.4 or any other provision of Article IV and such breach continues uncured for a period of sixty (60) days after SpinCo Licensees’ receipt of notice from Parent Licensor of such breach (or, if such breach is not reasonably curable in such sixty (60)-day period, if SpinCo Licensee is not using commercially reasonable efforts to cure or remedy such breach thereafter), then Parent Licensor may send written notice of such uncured material breach (a “Uncured Breach Notice”) to SpinCo Licensee and attempt to resolve such breach through good-faith discussion by a committee comprising an equal number of members designated by each Party for such purpose (the “Steering Committee”). The Steering Committee shall meet in person to conduct good-faith negotiations during the ten (10)-business day period following the Uncured Breach Notice (such period, as it may be extended by mutual written consent of the Parties, being the “Discussion Period”). If the breach is not resolved after the end of the Discussion Period, the Parties shall promptly escalate such breach to the chief executive officer of each Party to attempt to resolve such breach through good-faith discussions. If the chief executive officers fail to resolve such breach within ten (10) business days, then Parent Licensor may terminate, partially or in its entirety, the licenses granted to the SpinCo Licensees under Section 4.1 only with respect to the portion of the license that was the subject of such uncured material breach.

(c) Termination of the licenses granted by a Party or its Subsidiaries as a Licensor shall not in any way affect or limit the licenses granted to such Party or its Subsidiaries as a Licensee.

Section 7.2 Licensee Post-Term Matters. Upon the expiration or termination of the licenses granted in Section 4.1 (partially or in its entirety) for any reason, all rights granted to the SpinCo Licensees under such license shall revert to the Parent Licensors, and the SpinCo Licensees shall, immediately upon expiration and as soon as possible, but no later than within thirty (30) days of termination, cease all use of the Licensed Marks; provided, however, that SpinCo Licensees may continue to sell off inventory (including both finished and unfinished inventory and literature or other printed material) containing such Licensed Marks applied to such products created, and for the related regulatory registrations for such inventory, before the expiration or termination (as applicable) of the applicable license.

Section 7.3 Survival. The terms and conditions of the following provisions will survive termination of this Agreement: Article I, Section 5.2, Article VI, Section 7.2, this Section 7.3 and Article VIII. The termination of this Agreement will not relieve either Party of any Liability under this Agreement that accrued before such termination.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 No Obligation. Nothing set forth herein shall restrict either Party from transferring, assigning or licensing any Intellectual Property Rights owned by it and licensed to the other Party hereunder; provided that any transfer or assignment of any Intellectual Property Rights licensed to a Party hereunder shall be subject to the licenses granted in this Agreement.

Section 8.2 Amendment and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

(a)    If to Parent (or any of its Subsidiaries in their capacity as either a Licensor or a Licensee):

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention: Joseph LaSala

                 Chief Counsel - Transactions/M&A

E-mail: joseph_lasala@bd.com

(b)    If to SpinCo (or any of its Subsidiaries in its capacity as either a Licensor or Licensee):

Embecta Corp.

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention: Jeff Mann

                 Senior Vice President, General Counsel, Head of Corporate Development and Corporate Secretary

E-mail: jeff.mann@bd.com; jeff.mann@embecta.com

Section 8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns; provided that neither this Agreement nor any of the rights and benefits of a Licensee Party hereunder may be assigned to or assumed by a Third Party (whether by operation of Law or otherwise) without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment or assumption of a Party’s rights, licenses or obligations under Article II and Article IV in whole or in relevant part, in connection with, or as a result of a merger, acquisition, restructuring or reorganization of a Party (such Party, the “Acquired Party”) or the sale or other disposition of a substantial business or substantial assets (such as product lines or service lines) of a Party or its Subsidiaries to which this Agreement relates (such business or assets, the “Acquired Business”); provided that the resulting, surviving or transferee Person or acquirer of the Acquired Business (the “Acquiring Party”) assumes all the applicable obligations of the Acquired Party by operation of Law or by express assignment, as the case may be. Any Party that is assigning its rights, licenses or obligations pursuant to the prior sentence shall provide written notice to the other Party of any such assignment no later than promptly following such assignment

Section 8.5 MLIP Termination on Change of Control. If SpinCo consummates a Change of Control with a Third Party or a sale or other disposition to a Third Party of the Acquired Business, and such Third Party is a competitor of the Parent Licensors in the field of cannula-bearing devices, then Parent will have the right, in its sole discretion, to terminate in their entirety the licenses to Manufacturing Line IP set forth in Exhibit A (it being understood that such termination shall not include the licenses granted under Section 2.2, Section 2.3 and Article IV). SpinCo shall provide written notice to Parent of any such Change of Control, sale or other disposition no later than promptly following consummation of such transaction.    If SpinCo makes a written request to Parent seeking Parent’s determination whether, at such the time of such request, a Third Party is a competitor of the Parent Licensors in the field of cannula-bearing devices, Parent will use commercially reasonable efforts to respond to such request reasonably promptly.

Section 8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.7 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware. In addition, each of the Parties hereto irrevocably: (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County (and in each case, appellate courts therefrom), in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court; (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum; and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County (and, in each case, appellate courts therefrom). Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 8.3.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS, THE SEPARATION AND DISTRIBUTION AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS, THE SEPARATION AND DISTRIBUTION AGREEMENT, OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 8.7(b). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.7(b) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.9 Interpretation. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m. New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (e) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) Parent and SpinCo have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements, and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (j) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (k) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (l) a reference to any Person includes such Person’s successors and permitted assigns; (m) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (o) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number, and the subtraction of a negative number shall mean the addition of the absolute value of such negative number. Unless otherwise specified, any reference in this Agreement to a specified date shall mean 9:00 a.m. New York City time on such date.

Section 8.10 No Third-Party Beneficiaries. This Agreement and the Schedules hereto are not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 8.11 Entire Agreement. This Agreement, the other Ancillary Agreements, and the Separation and Distribution Agreement constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter, except as specifically set forth herein and therein. To the extent that any provision of this Agreement conflicts with a provision of the Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof. However, nothing contained herein shall limit either Party’s obligations under the other Ancillary Agreements and the Separation and Distribution Agreement.

Section 8.12 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, may occur if the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.

Section 8.13 Relationship of the Parties. Nothing contained herein shall be deemed to create a partnership, joint venture or similar relationship between the Parties. Neither Party is the agent, employee, joint venturer, partner, franchisee or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and shall not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees and members) shall not hold themselves out as employees, agents, representatives or franchisees of the other Party or enter into any agreements on such Party’s behalf.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

EMBECTA CORP.

By:
Name:
Title:

[Signature Page to Intellectual Property Matters Agreement]

EXHIBIT A

MANUFACTURING LINE IP

ARTICLE I – DEFINITIONS

Section 1.1 Definitions. As used in this Exhibit A, the following terms have the meanings set forth below. Unless the context otherwise requires, capitalized terms that are not defined in this Exhibit A shall have the meanings set forth in the Agreement.

(a) “Approved Facilities” means (i) the facilities in Holdrege, Nebraska, Dun Laoghaire, Ireland, and Suzhou, China, with manufacturing lines containing Manufacturing Line IP as of the Separation, and (ii) any facility approved by Parent following the date hereof in accordance with Section 2.3.

(b) “Cannula Supply Agreement” means the Cannula Supply Agreement, entered into as of [•], by and between Parent and SpinCo.

(c) “Cartridge” has the meaning set forth in the Cannula Supply Agreement.

(d) “Major Supply Failure” has the meaning set forth in the Cannula Supply Agreement.

(e) “Major Supply Failure Termination Event” has the meaning set forth in the Cannula Supply Agreement.

(f) “Manufacturing Line IP” or “MLIP” shall mean the Technology of the cannulation systems and processes within the syringe and pen needle lines at the SpinCo facilities in Holdrege, Nebraska, Dun Laoghaire, Ireland, and Suzhou, China, as of the Separation Time. Such Technology shall include, for avoidance of doubt, [* * *]. For clarity, (i) systems or processes, as of the Distribution Date, of the manufacturing lines of the SpinCo Business that produce the Zodiac patch pump that are not part of such syringe and pen needle lines (herein “Zodiac Line IP”) shall not be considered Manufacturing Line IP hereunder, and (ii) the mere identity of a vendor associated with MLIP is not itself MLIP.

(g) “MLIP Licensed Other IP” means the Intellectual Property Rights (other than (i) Patents, Marks and Internet Properties and (ii) the SpinCo Intellectual Property) that are owned by Parent or its Subsidiaries as of immediately after the Distribution and embodied in or by any of the Manufacturing Line IP.

(h) “MLIP Licensed Patents” means the Patents owned by Parent or members of its Group as of the Separation Time that, absent a license thereto of the scope granted under Section 2.1 and Section 2.2, would be infringed by the use of the Manufacturing Line IP in accordance with this Agreement or the Cannula Supply Agreement. For the purposes of the foregoing determination, a Patent issued after the Separation Time on a Patent application or invention disclosure owned by Parent or members of its Group as of the Separation Time, shall be deemed to have been issued immediately prior to the Separation Time.

[***]	= [CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Ex. A-1

(i) “Net Sales” shall mean the total of the gross invoice prices charged and received by SpinCo Licensees or Affiliates for the sale of a Royalty Product (whether to end-user or distributor, as the case may be), less only the sum of the following deductions, but only to the extent that they are actually applicable to the disposition of such Royalty Product and taken by SpinCo Licensee:

(i) cash or quantity discounts or rebates (including distributor chargebacks and payment term discounts) actually allowed;

(ii) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales, including value added tax (excepting income taxes);

(iii) service fees;

(iv) reasonable write offs due to non-payment;

(v) transportation charges, including insurance, freight, logistics or other such charges; and

(vi) allowances or credit actually granted to customers because of rejections or returns.

The following principles shall apply to the calculation of Net Sales:

(i) Except as noted above, no deductions shall be made for commissions paid to individuals or companies, whether independent sales agents or persons or companies regularly employed by SpinCo Licensee or its Affiliates or distributors.

(ii) (If SpinCo Licensee or any Affiliate is the End-User, all Royalty Product used (except amounts used by SpinCo Licensee or its Affiliates for internal research and development or demonstration purposes, for use in clinical trials, or for bona-fide donations) shall be included in Net Sales at the price that would have been paid for transfer of such Royalty Product in an arm’s-length transaction with an unaffiliated Third Party in the same situation, provided always that the transfer of Royalty Products from SpinCo Licensee to its Affiliates, or vice versa, for subsequent resale will not constitute sale to Third Parties.

(iii) If material volumes of Royalty Products are routinely transferred at no cost or at an artificial price substantially below customary discounted prices in arm’s-length transactions with unaffiliated entities (as determined based on relative pricing vis a vis competitors and historical pricing of the same Royalty Products (after giving effect to any other reasonable economic conditions)), Net Sales will be imputed based on average sales prices for Royalty Products within the applicable territory or territories in which such unaffiliated entities reside, provided that there will be no imputed revenues from promotional free samples, bona-fide donations (as noted above), free goods, or other marketing programs whereby customary amounts of Royalty Products are provided free of charge to promote sales of Royalty Products.

Ex. A-2

(iv) Unless otherwise specified herein, Net Sales will be calculated in accordance with U.S. Generally Accepted Accounting Principles and consistent with SpinCo Licensee’s accounting policies.

(j) “Product” has the meaning set forth in the Cannula Supply Agreement.

(k) “Royalty Products” has the meaning set forth in Section 3.3.

(l) “SpinCo Product” has the meaning set forth in the Cannula Supply Agreement.

(m) “Zodiac Line IP” has the meaning set forth in Section 1.1(f).

ARTICLE II – MANUFACTURING LINE IP LICENSES

Section 2.1 License Grant to Manufacture with Parent Cannula. Subject to the terms and conditions of this Agreement, including this Exhibit A, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, non-sublicensable, royalty-free, fully paid, nontransferable (except as set forth in Section 8.4 of the Agreement), irrevocable (except as provided in Section 7.1(a) and Section 8.5 of the Agreement) license under (a) the MLIP Licensed Patents to practice any method, process or procedure claimed in the MLIP Licensed Patents, and (b) the MLIP Licensed Other IP to internally use (subject to Section 5.2 of the Agreement and Section 4.1 of this Exhibit) the Manufacturing Line IP, in each case of clause (a) and clause (b), solely in connection with the manufacture of SpinCo Products (as defined in the Cannula Supply Agreement) by SpinCo Licensees that contain Products (as defined in the Cannula Supply Agreement) and are assembled in whole or in part on manufacturing lines containing Manufacturing Line IP in the Approved Facilities.

Section 2.2 License Grant to Manufacture with Third Party-Sourced Cannula. Subject to the terms and conditions of this Agreement, including this Exhibit A and in particular Section 3.8 hereof, the Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, non-sublicensable, royalty-bearing, nontransferable (except as set forth in Section 8.4 of the Agreement), irrevocable (except as provided in Section 7.1(a) and Section 8.5 of the Agreement) license under (a) the MLIP Licensed Patents to practice any method, process or procedure claimed in the MLIP Licensed Patents, and (b) the MLIP Licensed Other IP to internally use (subject to Section 5.2 of the Agreement and Section 4.1 of this Exhibit) the Manufacturing Line IP, in each case of clause (a) and clause (b), solely in connection with the manufacture of SpinCo Products by SpinCo Licensees that contain Third Party-sourced cannula and are assembled in whole or in part on manufacturing lines containing Manufacturing Line IP in the Approved Facilities.

Section 2.3 Approved Facilities. The SpinCo Licensees are prohibited from moving the Manufacturing Line IP and/or elements of the manufacturing lines embodying Manufacturing Line IP out of the Approved Facilities, or from duplicating the Manufacturing Line IP and/or elements of the manufacturing lines embodying Manufacturing Line IP, outside the Approved Facilities, without Parent’s prior written consent, which consent will not be unreasonably withheld. If Parent approves the SpinCo Licensees’ request to move the

Ex. A-3

Manufacturing Line IP and/or elements of the manufacturing lines embodying Manufacturing Line IP to a new facility, then such facility shall be deemed added to the Approved Facilities. Notwithstanding the preceding language, the manufacturing lines of the SpinCo Business that produce the Zodiac patch pump, as existing at the Distribution Date, may be transferred to a contract manufacturer without prior consent, provided SpinCo provides Parent notice of such activity and provided that the protections set forth in Article IV apply to the extent MLIP is present in such lines.

Section 2.4 Zodiac Line IP. For clarity, the licenses and rights granted to SpinCo Licensees with respect to Parent Dual-Use Patents in Section 2.3(a) of the Agreement and with respect to Parent Licensed Other IP in Section 2.3(b) of the Agreement include rights to Zodiac Line IP.

ARTICLE III – SUPPLY & PAYMENTS

Section 3.1 Notice and Selection of Third-Party Cannula Supplier. SpinCo shall promptly provide written notice to Parent at least sixty (60) days prior to the date on which any SpinCo Licensee plans to begin commercial manufacturing SpinCo Products incorporating Third Party sourced cannula assembled in whole or in party on manufacturing lines containing Manufacturing Line IP in the Approved Facilities. Parent shall have a right to consent to the supplier of such Third Party sourced cannula if such supplier is listed on Schedule 3.1.

Section 3.2 Technology Access Fee. In partial consideration for the rights granted by Parent Licensors to SpinCo Licensees hereunder, SpinCo shall pay to Parent a one-time, nonrefundable and noncreditable upfront payment in an amount equal to five million dollars ($5,000,000), by wire transfer of immediately available funds to an account specified by Parent, within thirty (30) days after the date any SpinCo Licensee begins commercial manufacturing Spinco Products using a Third Party sourced cannula and on a manufacturing line incorporating or designed or built using Manufacturing Line IP.

Section 3.3 Volume-Based Royalty (for Third-Party Sourced Cannula). SpinCo shall pay to Parent a quarterly royalty of two percent (2%) of Net Sales of each finished SpinCo Product (e.g., pen needles, syringes, etc.) manufactured using a Third Party sourced cannula and on a manufacturing line incorporating or designed or built using Manufacturing Line IP (such finished products, “Royalty Products”).

Section 3.4 New Manufacturing Lines.

(a) SpinCo shall notify Parent within ninety (90) days of when it initiates a process to design and build a new pen needle or syringe manufacturing line (“New Manufacturing Line”). SpinCo, at its option, may initiate a pre-approval process with respect to such New Manufacturing Line. Such pre-approval process shall involve the following:

(i) SpinCo shall present to Parent a process describing in detail the project plan for such New Manufacturing Line, including the plans for ensuring the New Manufacturing Line is not designed or built using, and there is no unauthorized disclosure of, MLIP, e.g., project plan, clean team approach, involved associates, vendors, etc.

Ex. A-4

(ii) SpinCo and Parent shall discuss such project plan and shall work in good faith to mutually agree upon a process with sufficient protections to ensure the New Manufacturing Line is not designed or built using MLIP, including use by existing vendors of MLIP in their possession.

(iii) Upon completion of the New Manufacturing Line, Parent shall be entitled to a commercially reasonable audit to ensure compliance with the project plan (given effect to SpinCo’s confidential information including use of a clean team by Parent). To the extent the New Manufacturing Line was designed and built in compliance with the plan, and assuming no unauthorized disclosure or use of MLIP outside the plan, such New Manufacturing Line shall be considered to be a manufacturing line designed or built without using Manufacturing Line IP.

(b) Notwithstanding Section 5.2 of this Agreement, (i) the restrictions on use of MLIP for designing or building a New Manufacturing Line shall not apply to, and (ii) the payments under Section 3.2 or Section 3.3 shall not be triggered when the only MLIP used to design or build a New Manufacturing Line is, MLIP that SpinCo can demonstrate is: (A) in the public domain or generally available to the public, other than as a result of a disclosure by SpinCo, its Subsidiaries or any of their Representatives in violation of this Agreement or Ancillary Agreements, (B) lawfully acquired by SpinCo (free of any confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality at the time of such acquisition) from a Third Party who has a lawful right to disclose it, or (C) independently developed or generated by SpinCo or by a Third Party by persons without use of, or other reliance upon, MLIP.

Section 3.5 Manner of Payment. All payments to be made by SpinCo hereunder shall be made in United States dollars by wire transfer of immediately available funds to such bank account as shall be designated by Parent, as applicable. Amounts on which royalties or other payments are calculated that are in currencies other than U.S. dollars shall be converted to U.S. dollars based on the average rate of exchange as quoted in the Wall Street Journal for each fiscal quarter for which a payment is due. If not so published, the Parties may agree on a substitute publication. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Agreement, the Parties will consult with a view to finding a prompt and acceptable solution. All costs of payment, such as wire transfer, shall be borne solely by SpinCo Licensees and may not be credited or withheld.

Section 3.6 Sales Reports and Royalty Calculations. Beginning forty-five (45) days after any notice provided under Section 3.1, and thereafter within forty-five (45) days after the end of each quarter, to the extent applicable, SpinCo shall provide to Parent a written report showing the amount of royalty due for such quarter. Royalty payments for each quarter shall be due at the same time as such written report for the quarter. With each quarterly payment, SpinCo shall deliver to Parent a full and accurate accounting to include at least the following information: (i) the total gross sales for each Royalty Product and the calculation of Net Sales from such gross sales; and (ii) the calculation of royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales; (iii) the exchange rates used if any; and (iv) any credits deducted based on overpayments of royalties in prior quarters, such as for rebates, credits or other adjustments to Net Sales. All payments not made when due hereunder shall accrue interest on an annual basis at the Prime Rate. “Prime Rate” shall mean the average prime rate published in the Wall Street Journal during the relevant period (calculated by dividing (a) the sum of the prime rates for each of the days during the relevant period, by (b) the number of days in the relevant period).

Ex. A-5

Section 3.7 Sales Record Audit. SpinCo shall keep, and shall ensure that each of its Affiliates keeps, complete, true and accurate books of accounts and records in accordance with GAAP sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books of accounting of SpinCo and its Affiliates shall be open for inspection not more than once per calendar year by an independent certified public accountant selected by Parent and as to which SpinCo has no reasonable objection, for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding three (3) calendar years. The independent certified public accountant shall disclose to Parent only the amounts that the independent auditor believes to be due and payable hereunder to Parent and details concerning any discrepancy from the amount paid (including the reasons therefor), and shall disclose no other information revealed in such audit.

Section 3.8 Cannula Cartridge. Parent and its Affiliates shall have no obligation hereunder or pursuant to the other Ancillary Agreements and the Separation and Distribution Agreement to supply a Cartridge to any Third-Party cannula supplier, nor shall SpinCo have the right to supply a Cartridge to any Third-Party cannula supplier. Notwithstanding the foregoing, Parent shall provide, upon the request and expense of SpinCo, assistance to SpinCo, as follows:

Option 1: Parent and its Affiliates shall cooperate with SpinCo to design an interface for a Third-Party cannula holder to work directly with the hopper; or

Option 2: If Option 1 is not feasible, Parent and its Affiliates shall cooperate with SpinCo to design an off-line cannula transfer to allow the Third Party-sourced cannula to be transferred from the Third-Party cannula holder to Parent’s Cartridge at an Approved Facility.

Any and all Intellectual Property Rights in the design and development by Parent and its Affiliates under this Section 3.8 shall be owned solely and exclusively by Parent and its Affiliates and shall be considered MLIP. The SpinCo Licensees hereby assign and agree to assign to Parent any such Intellectual Property Rights to the extent any ownership rights in such Intellectual Property Rights vest in SpinCo Licensees.

Parent Licensors agree to grant, and hereby grant, to the SpinCo Licensees a nonexclusive, non-sublicensable, royalty-free, fully paid, nontransferable (except as set forth in Section 8.4 of the Agreement), irrevocable (except as provided in Section 7.1(a) and Section 8.5 of the Agreement) license under any such Intellectual Property Rights to use, as applicable, the interface or the off-line cannula transfer designed and developed under this Section 3.8 in connection with the manufacture of SpinCo Products by SpinCo Licensees that contain Third Party-sourced cannula and are assembled in whole or in part on manufacturing lines containing Manufacturing Line IP in the Approved Facilities controlled, operated and directed by SpinCo Licensees.

Ex. A-6

Section 3.9 Upon Major Supply Failure. In the event of a Major Supply Failure (as defined in the Cannula Supply Agreement) that is not a Major Supply Failure Termination Event (as defined in the Cannula Supply Agreement) under Section 6.4(e) of the Cannula Supply Agreement, the SpinCo Licensees’ exclusive remedy under this Agreement is a waiver of the upfront and incremental royalty fees under Section 3.2 or Section 3.3, as applicable, otherwise due to Parent on cannula sourced from a Third Party during such Major Supply Failure; provided that such waiver is applicable for a maximum of two (2) years from the date of the commencement of such Major Supply Failure (it being understood that if Third Party-sourced cannula are being used with Manufacturing Line IP following such two (2) year waiver, then the upfront payment under Section 3.2 or Section 3.3 (if not already paid by SpinCo prior to the Major Supply Failure) will become due from SpinCo to Parent within thirty (30) days of the end of such waiver, and royalty fees under Section 3.3 will be due on sales of such Third Party-sourced cannula following the end of such waiver, as further described herein).

Section 3.10 Retained Cannula IP. The Parties agree that the sale of Product to SpinCo under the Cannula Supply Agreement shall constitute an exhaustion of Parent’s Patent rights in Retained Cannula IP pursuant to the exhaustion or first sale doctrine under U.S. law, and any equivalent or similar doctrines under the law of any jurisdiction. Notwithstanding the foregoing, the sale of SpinCo Products with Product supplied from BD or of Royalty Products are subject to the terms and conditions of the Cannula Supply Agreement (including being sold by or on behalf of SpinCo for use for the Permitted Purposes).

ARTICLE IV – ADDITIONAL TERMS

Section 4.1 Manufacturing Line IP Security & Restrictions. Without limiting the generality of Section 5.2 of the Agreement, SpinCo Licensees shall comply with the following:

(a) Restrictions/Obligations:

(i) SpinCo Licensees will use best practices to protect the MLIP, to the extent consistent with Parent practices as of the Distribution Date.

(ii) Access (in-person or electronic) to MLIP will be limited to SpinCo Licensees’ employees and contractors (including Third-Party maintenance contractors) with need to know/need to access.

(iii) All SpinCo Licensees’ employees from other locations visiting sites containing MLIP will be required to be recorded in a logbook (to be retained for up to three (3) years for audit purposes).

(iv) All Third-Party visitors will be required to be under contractual obligations of confidentiality or to sign a confidentiality agreement before being allowed entry to any areas where MLIP may be disclosed (copy to be retained for audit purposes), with confidentiality obligations with respect to Trade Secrets continuing in perpetuity).

Ex. A-7

(v) MLIP will not be shown to or shared with Third Parties, subject to: (A) a new vendor can be hired to service aspects of MLIP subject to Section 4.1(a)(iv), (B) should SpinCo Licensees need to duplicate a cannulization line, a vendor may be shown the MLIP only after advance written notice to Parent, and (C) regulatory agencies may view, if necessary, the MLIP, provided that Parent is given (to the extent feasible) at least five (5) business days advance notice.

(vi) In no event will (A) a contract manufacturer, or (B) the companies listed in Schedule 4.1, be allowed to view, or otherwise access, information containing MLIP. SpinCo Licensees will require confidentiality agreements between a SpinCo Licensee and any potential strategic partners.

(vii) SpinCo Licensees will require agreements/undertakings between a SpinCo Licensee and its employees who have access to MLIP, either as stand-alone or as employment agreements. Such agreements will be retained in a central location or HR system.

(viii) SpinCo Licensees will have a Trade Secret policy, regular Trade Secret training, and regular Trade Secret assessment/audits of its manufacturing sites.

Section 4.2 Parent Audits of SpinCo.

(a) Prior to, or within ninety (90) days of, the Distribution Date, Parent Licensors will perform an initial virtual or in-person (at Parent Licensors’ option) Trade Secret audit of SpinCo Licensees’ manufacturing locations, and SpinCo Licensees will implement reasonable recommendations arising from such audits consistent with prior practices of Parent and best practices. SpinCo Licensees will also allow Parent Licensors to participate in the development of trade secret training at each location in conjunction with, or promptly after, each such audit.

(b) Parent Licensors will be entitled to annual audits of SpinCo Licensees’ sites to confirm adherence to restrictions and best practices, and semiannual audits of the Suzhou, China, site under best practices for confidentiality arrangements and clean team restrictions.

(c) SpinCo Licensees will designate a single person at each site at which MLIP is used responsible for compliance with the restrictions, and a single person responsible for controlling system access to MLIP (e.g., via SAP).

(d) Audit recommendations by Parent Licensors consistent with best practices will be given reasonable consideration for adoption, and Parent’s prior and then-current practices will be given reasonable consideration for adoption; in the case of disputes over such adoption, executives of the parties will meet within ten (10) Business Days to try to resolve the dispute, but if not resolved after thirty (30) Business Days, either party may submit the matter to WIPO Expedited Arbitration.

Section 4.3 Notifications/Breaches. SpinCo Licensees will be required to notify Parent Licensors upon events involving potential or actual disclosure of MLIP to Third Parties, including breach of restrictions, misappropriation, compelled disclosure, or change of control. SpinCo Licensees will promptly notify Parent of all breaches, misuse, misappropriation, or other unauthorized disclosures of MLIP, whether or not considered material, along with its actions or plans to cure such breach.

Ex. A-8

Section 4.4 Consequences for Breach.

(a) SpinCo Licensees shall indemnify, defend and hold harmless Parent, its Affiliates and its and their respective Representatives from and against any and all Third-Party claims to the extent arising out of or resulting from any breach of this Exhibit A or Section 5.2 of this Agreement with respect to MLIP by SpinCo Licensees, their Affiliates or Representatives.

(b) SpinCo Licensees will reasonably and promptly enforce its Third-Party confidentiality agreements if any such breach is due to such Third-Party actions, including, if appropriate, seeking injunctive relief. SpinCo Licensees will be required to consider Parent’s reasonable recommendations to address the causes of any breach, including increased audits or other monitoring.

Section 4.5 Return of MLIP to Parent.

(a) If during the course of an audit or other business review, it is identified that any aspect or element of the MLIP at a facility is no longer being used by SpinCo Licensees for a period of twelve (12) consecutive months, then the Parties shall discuss in good faith the appropriate action to take with respect to such aspect or element of the MLIP, including whether SpinCo Licensees shall return or destroy (at Parent’s option) aspect or element of the MLIP.

(b) Upon the expiration or termination of the licenses granted in this Exhibit A (partially or in their entirety) for any reason, all rights granted to the SpinCo Licensees shall revert to the Parent Licensors, and the SpinCo Licensees shall (i) immediately upon expiration, and (ii) as soon as possible, but no later than within thirty (30) days of termination, use commercially reasonable efforts to return or destroy (at Parent’s option) the MLIP in the SpinCo Licensees’ possession and control and shall certify to Parent that it has taken such steps in writing within thirty (30) days of the obligation to take such steps.

(c) Notwithstanding any expiration or termination of the licenses granted in this Exhibit A (partially or in their entirety) for any reason, the confidentiality and non-use obligations of the SpinCo Licensees with respect to the MLIP, and the Trade Secrets and confidential information embodied therein, shall be perpetual for as long as any information derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through proper means by the public and are the subject of efforts that are reasonable under the circumstances to maintain secrecy.

Ex. A-9

Exhibit A – Schedule 3.1

B Braun

Terumo

Weigau

Smiths/ICU

KDL

Nipro

Greiner

Zhejiang Gongdong Medical Technology Co., Ltd.

TAIZHOU RICH MEDICAL PRODUCTS CO., LTD.

Guangzhou Improve Medical Instruments Co., Ltd

Sarstedt

Sol Millennium

Exhibit A – Schedule 4.1

B Braun

Terumo

Weigau

Smiths/ICU

KDL

Nipro

Greiner

Zhejiang Gongdong Medical Technology Co., Ltd.

TAIZHOU RICH MEDICAL PRODUCTS CO., LTD.

Guangzhou Improve Medical Instruments Co., Ltd

Sarstedt

Sol Millennium

Ex. A-10